Exhibit 5.1

JAMES L. VANDEBERG
ATTORNEY AT LAW

22344 NE 31st Street	425-868-3078 Office
SAMMAMISH, WA 98074	425-868-3092 Fax
JLV@JLVLAW.COM	206-910-2687 Cell

June 7, 2004

REGI U. S., Inc.
1103 – 11871 Horseshoe Way
Richmond, BC
Canada V7A 5H5

Attn: Board of Directors

Re:          Registration Statement on Form S-8;

Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 executed by you on June 1, 2004 and to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of one million five hundred thousand (1,500,000) shares of your common stock, no par value, (the “Common Stock”) which will be issuable pursuant to Company’s Amended Performance Stock Plan (the “Plan”).

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of Common Stock under the Plan (the “Plan Shares”) and such documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement.

Very truly yours,

/s/ James L. Vandeberg

James L. Vandeberg